Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265 jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838 chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS RETURN TO PROFITABILITY

Net Sales Increase 4.9% but Lower Gross Margin Results in

Lower Operating Income than Last Year

CHICAGO, IL – NOVEMBER 8, 2013 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $394,000, or $0.06 per share, for the third quarter of 2013 as compared to net income of $564,000, or $0.09 per share, for the third quarter of 2012. In addition, there was operating income of $124,000 for the current quarter compared to operating income of $304,000 in the same quarter last year. These results reflected a drop in gross margin of more than two points that was partially offset by an increase in net sales and lower selling, general and administrative (S,G&A) expenses.

Consolidated net sales were $29.0 million compared to $27.7 million in the third quarter of 2012, with the Cobra segment reporting a $1.5 million, or 6.2%, increase in sales and the Performance Products Limited (“PPL”) segment reporting a sales decrease of $122,000, or 3.3%. The sales increase for the Cobra segment resulted from higher domestic sales of Detection products, Two-Way radios, and a new category, Dash Cams, which were limited as a result of supplier constraints. The increase in sales of Detection products reflected strong demand for certain new products and the higher sales of Two-Way radios resulted from improved sell-through and additional placement. However, these increases were partially offset by a decrease in sales of Truck Navigation products as a result of lower sell-through at travel centers and increased competition. The PPL sales decrease was attributable to a continued difficult economic environment in Europe and increased competition in Truckmate™ navigation products.

Consolidated gross margin was 25.7 percent compared to 28.1 percent in the third quarter of 2012 primarily as a result of a less favorable sales mix and competitive pricing pressures. The gross margin for the Cobra segment was 24.7 percent compared to 27.0 percent in the third

Cobra Third Quarter Results – 2

quarter of last year due to increased sales of lower margin products and more close-out sales at reduced margins. Also contributing to the lower gross margin in the Cobra segment were competitive pricing pressures on sales of Detection products into Eastern Europe. PPL’s gross margin decreased to 32.7 percent from 35.3 percent last year reflecting mainly competitive pricing pressures and an unfavorable product mix.

“We are pleased with the growth in revenue, however, we remain disappointed that our margins were lower than both our expectations and compared to the third quarter of 2012. Nevertheless, we believe that the increase in net sales and a return to profitability in the third quarter of 2013 are encouraging signs that our Company has turned the corner heading into the fourth quarter, which is typically the strongest quarter of our Company’s fiscal year” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

SG&A expenses were $7.3 million in the third quarter of 2013 compared to $7.5 million in the prior year’s quarter. Fixed expenses declined as a result of lower management incentive expense and implementation of expense reduction measures. However, these decreases were partially offset by higher variable selling expenses, which reflected an increase in sales to customers with higher promotional funds.

Interest expense for the third quarter of 2013 was $205,000 compared to $277,000 for the third quarter of 2012 primarily due to lower debt. Other income was $359,000 compared to other income of $336,000 in the prior year’s quarter primarily due to a higher gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company. A tax benefit of $116,000 was recorded in the current quarter as compared to a $201,000 tax benefit in the third quarter of 2012 mainly due to a drop in the UK tax rate for PPL.

Interest-bearing debt decreased to $19.8 million as of September 30, 2013 compared to $22.6 million at September 30, 2012. Cash on hand at September 30, 2013 was $2.3 million as compared to $3.4 million at September 30, 2012 mainly due to the timing of cash receipts. Inventory at the end of the third quarter decreased to $37.5 million from $38.9 million at September 30, 2012 as a result of the higher sales. Accounts receivable at the end of the quarter were $15.2 million, a decrease from $17.9 million one year earlier.

The Company did not meet the required minimum fixed charge coverage ratio for the third quarter under its credit agreement by a small margin largely due to the timing of certain sales. The Company is working with its lenders to finalize the terms of an amendment to the credit agreement containing a waiver of any third quarter non-compliance with the minimum fixed charge coverage ratio and increasing the applicable margin under the credit agreement.

On a year-to-date basis, consolidated net sales were $76.2 million compared to $83.2 million for the same period of 2012. In addition to the sales decrease, a lower gross margin of more than two points and significantly increased SG&A expenses for the Fleming patent litigation resulted in an operating loss of $3.5 million for the first nine months of 2013 as compared to a $1.9 million operating income for the prior year’s period. The net loss for the year-to-date was $3.1 million, or $0.47 per share, as compared to a net income of $1.8 million or $0.27 per share in the prior year’s period.

Cobra Third Quarter Results – 3

In discussing the outlook for the fourth quarter of 2013, as well as the entire year, Mr. Bazet said, “We are continuing to implement several actions which began in the third quarter of 2013 that are aimed at significantly improving our financial performance. Some of these actions include substantially reducing operating expenses, adding meaningful sales of several exciting new products and taking certain steps to promote and improve distributor sales. We believe that these steps will enable the Company to achieve a higher operating income in the fourth quarter of 2013 than in the fourth quarter of 2012. However, even absent the Fleming litigation expenses, the Company anticipates a lower operating income in fiscal year 2013 compared to fiscal year 2012 due to the losses experienced in the first half of 2013.”

Cobra will be conducting a conference call on November 8, 2013 at 10:30 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2013	2012	2013	2012
Net sales	$29,038	$27,672	$76,245	$83,174
Cost of sales	21,579	19,893	55,872	58,949

Gross profit	7,459	7,779	20,373	24,225
Selling, general and administrative expense	7,335	7,475	23,840	22,315

Earnings (loss) from operations	124	304	(3,467)	1,910
Other (expense) income:
Interest expense	(205)	(277)	(515)	(765)
Other, net	359	336	798	685

Earnings (loss) before taxes	278	363	(3,184)	1,830
Tax (benefit) provision	(116)	(201)	(103)	25

Net earnings (loss)	$394	$564	$(3,081)	$1,805

Net earnings (loss) per common share:
Basic	$0.06	$0.09	$(0.47)	$0.27
Diluted	$0.06	$0.09	$(0.47)	$0.27

Weighted average shares outstanding:
Basic	6,611	6,611	6,611	6,595
Diluted	6,611	6,633	6,611	6,610

Cobra Third Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	Sept 30,	Dec 31,	Sept 30,
	2013	2012	2012
ASSETS:
Current assets:
Cash	$2,258	$1,785	$3,434
Accounts receivable, net	15,238	20,943	17,894
Inventories, net	37,507	38,068	38,946
Other current assets	3,448	3,071	3,293

Total current assets	58,451	63,867	63,567
Property, plant and equipment, net	5,519	5,323	5,373
Total other assets	15,044	14,300	14,309

Total assets	$79,014	$83,490	$83,249

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,034	$5,598	$5,870
Accrued liabilities	6,150	7,931	6,442
Short-term debt	19,849	20,284	22,578

Total current liabilities	32,033	33,813	34,890

Non-current liabilities:
Deferred taxes	783	886	914
Deferred compensation	7,896	7,780	7,730
Other long-term liabilities	714	751	742

Total non-current liabilities	9,393	9,417	9,386

Shareholders’ equity	37,588	40,260	38,973

Total liabilities and shareholders’ equity	$79,014	$83,490	$83,249